Exhibit 3.4

                Articles of Amendment to the Amended and Restated
                            Articles of Incorporation
                        of CNL American Realty Fund, Inc.


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                              ARTICLES OF AMENDMENT

                                       TO

               THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                         CNL AMERICAN REALTY FUND, INC.


         CNL American Realty Fund, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City, Maryland (hereinafter called the "corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST:  The  Amended  and  Restated  Articles  of  Incorporation   (the
"Articles  of  Incorporation")  are hereby  amended by  striking  out ARTICLE I,
SECTION 1.1

         Name. The name of the corporation (the "Company") is: CNL American Realty Fund, Inc.

         So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word "Company" wherever used in these Articles of Amendment and Restatement of CNL American Realty Fund, Inc. (these "Articles of Incorporation"), except where the context otherwise requires) shall refer to the Directors collectively but not individually or personally and shall not refer to the Stockholders or to any officers, employees or agents of the Company or of such Directors.

         and inserting in lieu thereof the following:

         Name. The name of the corporation (the "Company") is: CNL Hospitality Properties, Inc.

         So far as may be practicable, the business of the Company shall be conducted and transacted under that name, which name (and the word "Company" wherever used in these Articles of Amendment and Restatement of CNL Hospitality Properties, Inc. (these "Articles of Incorporation"), except where the context otherwise requires) shall refer to the Directors collectively but not individually or personally and shall not refer to the Stockholders or to any officers, employees or agents of the Company or of such Directors.

         SECOND:   The  amendment  of  the  Articles  of  Incorporation  of  the corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the corporation.

         IN WITNESS WHEREOF: CNL American Realty Fund, Inc., has caused these presents to be signed in its name and on its behalf by its President and attested by its Secretary on June 2, 1998.


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         THE  UNDERSIGNED,  President of CNL American  Realty  Fund,  Inc.,  who
executed on behalf of said corporation, the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his of her knowledge, information, and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

ATTEST:  CNL American Realty Fund, Inc.

/s/ Lynn E. Rose                                     /s/ Robert A. Bourne
Lynn E. Rose, Secretary                              Robert A. Bourne, President


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